Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS FIRST QUARTER 2020 RESULTS

BALANCE SHEET FORTIFIED; ACQUISITION GUIDANCE RAISED;

WALMART THE COMPANY’S LARGEST TENANT

Bloomfield Hills, MI, April 20, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended March 31, 2020. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2020 Financial and Operating Highlights:

▪	Invested $231.2 million in 55 retail net lease properties
▪	Completed three development and Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company decreased 2.6% to $0.46
▪	Net Income attributable to the Company increased 15.7% to $21.2 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 10.7% to $0.82
▪	Increased Core FFO 31.4% to $37.6 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 13.0% to $0.81
▪	Increased AFFO 34.1% to $37.2 million
▪	Declared a quarterly dividend of $0.585 per share, a 5.4% year-over-year increase
▪	Sold 3,373,828 shares of common stock via the forward component of the Company’s at-the-market equity (“ATM”) program for anticipated net proceeds of $228.4 million
▪	Settled 1,400,251 shares of the Company’s outstanding ATM forward equity offerings for net proceeds of approximately $104.6 million
▪	Commenced a follow-on public offering of 2,875,000 shares of common stock, including the underwriters’ overallotment option, at a public offering price of $61.00 per share, raising net proceeds of $170.4 million
▪	Received a BBB investment grade credit rating from S&P Global Ratings

Financial Results

Net Income

Net Income attributable to the Company for the three months ended March 31, 2020 increased 15.7% to $21.2 million, compared to $18.3 million for the comparable period in 2019. Net Income per share attributable to the Company for the three months ended March 31, 2020 decreased 2.6% to $0.46, compared to $0.48 per share for the comparable period in 2019.

Core Funds from Operations

Core FFO for the three months ended March 31, 2020 increased 31.4% to $37.6 million, compared to Core FFO of $28.6 million for the comparable period in 2019. Core FFO per share for the three months ended March 31, 2020 increased 10.7% to $0.82, compared to Core FFO per share of $0.74 for the comparable period in 2019.

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Adjusted Funds from Operations

AFFO for the three months ended March 31, 2020 increased 34.1% to $37.2 million, compared to AFFO of $27.7 million for the comparable period in 2019. AFFO per share for the three months ended March 31, 2020 increased 13.0% to $0.81, compared to AFFO per share of $0.72 for the comparable period in 2019.

Dividend

The Company paid a cash dividend of $0.585 per share on April 9, 2020 to stockholders of record on March 27, 2020, a 5.4% increase over the $0.555 quarterly dividend declared in the first quarter of 2019. The quarterly dividend represents payout ratios of approximately 72% of Core FFO per share and AFFO per share, respectively.

CEO Comments

“We are very pleased with our start to the year as we continue to execute on our operating strategy despite the disruption caused by COVID-19,” said Joey Agree, President and Chief Executive Officer. “Our best-in-class retail portfolio benefitted from another quarter of robust investment volume and opportunistic disposition activities. Approximately 89% of annualized base rents acquired during the quarter are derived from leading investment grade retailers, further solidifying our portfolio. Given our fortified balance sheet and visibility into our pipeline, we are poised to take advantage of a myriad of opportunities.”

Portfolio Update

As of March 31, 2020, the Company’s growing portfolio consisted of 868 properties located in 46 states totaling approximately 16.3 million square feet of gross leasable area.

The portfolio was approximately 99.3% leased, had a weighted-average remaining lease term of approximately 9.8 years, and generated 59.6% of annualized base rents from investment grade retail tenants or parent entities thereof.

COVID-19 Update

As of April 17, 2020, the Company received April rent payments from over 87% of its portfolio. 100% of the Company’s investment grade tenants paid April rent. Additional detail regarding April rent payments received can be found in the Retail Sectors table on page 6.

As is believed to be the case with all retail landlords, the Company received a myriad of short-term rent relief requests, or requests for further discussions from its tenants, from approximately 33% of its portfolio as measured by annualized base rent. The Company believes many of these requests are opportunistic in nature and are coming from tenants that have the ability to pay rent. Not all tenant requests will ultimately result in modification agreements, nor is the Company forgoing its contractual rights under its lease agreements.

Approximately 81% of stores within the Company’s portfolio are currently open, 26% of which are operating on a limited basis. The remaining 19% of stores are closed.

Ground Lease Portfolio

As of March 31, 2020, the Company’s ground lease portfolio consisted of 66 properties located in 24 states and totaled approximately 2.2 million square feet of gross leasable area. Properties ground leased to tenants accounted for 8.5% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.6 years, and generated 89.1% of annualized base rents from investment grade retail tenants or parent entities thereof.

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Acquisitions

Total acquisition volume for the first quarter of 2020, excluding acquisition and closing costs, was approximately $227.7 million and included 51 assets net leased to leading retailers operating in the off-price retail, auto parts, general merchandise, dollar store, home improvement, grocery and tire and auto service sectors. The properties are located in 24 states and leased to tenants operating in 14 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 11.0 years. Approximately 88.7% of annualized base rents acquired were generated from investment grade retail tenants or parent entities thereof. Approximately 36% of the Company’s first quarter acquisition volume was invested into six assets leased to Walmart.

The Company’s outlook for acquisition volume in 2020, which includes several significant assumptions, is being increased to a range of $700 million to $800 million of high-quality retail net lease properties from a previous range of $600 million to $700 million.

Dispositions

During the first quarter, the Company sold six properties for gross proceeds of approximately $25.1 million. The dispositions were completed at a weighted-average capitalization rate of 7.8% and included the Company’s only JOANN Fabrics, an Academy Sports, four franchise restaurants and a Walgreens.

The Company is increasing the lower end of its disposition guidance range from $25 million to $35 million and is maintaining the upper end of the range at $75 million.

Development and Partner Capital Solutions

In the first quarter of 2020, the Company completed three previously announced development and PCS projects, including the Company’s redevelopment of the former Kmart space in Frankfort, Kentucky for ALDI, Big Lots and Harbor Freight Tools; the Company’s first development with Tractor Supply in Hart, Michigan; and the Company’s fifth project with Sunbelt Rentals in Converse, Texas which also commenced during the first quarter.

The Company commenced one additional development project during the first quarter. The project is the Company’s first development with TJ Maxx in Harlingen, Texas, and is expected to be completed in the third quarter of 2020.

For the three months ended March 31, 2020, the Company had four development or PCS projects completed or under construction. Anticipated total costs are approximately $15.3 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Complete
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q1 2020	Complete
Sunbelt Rentals	Converse, TX	Build-to-Suit	10 years	Q1 2020	Complete
TJ Maxx	Harlingen, TX	Build-to-Suit	10 years	Q3 2020	Under Construction

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Leasing Activity and Expirations

During the first quarter, the Company executed new leases, extensions or options on approximately 180,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included an approximately 44,000-square foot Dick’s Sporting Goods in Boynton Beach, Florida, and an approximately 38,000-square foot Giant Eagle in Ligonier, Pennsylvania.

As of March 31, 2020, the Company’s 2020 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of March 31, 2020, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2020	5	407	0.2%	64	0.4%
2021	25	4,498	2.1%	262	1.6%
2022	20	3,881	1.8%	348	2.2%
2023	41	8,046	3.7%	937	5.8%
2024	35	11,295	5.2%	1,217	7.5%
2025	53	12,970	6.0%	1,068	6.6%
2026	66	11,908	5.5%	1,133	7.0%
2027	69	16,469	7.6%	1,244	7.7%
2028	65	16,470	7.6%	1,240	7.7%
2029	89	28,218	13.1%	2,515	15.6%
Thereafter	481	101,831	47.2%	6,105	37.9%
Total Portfolio	949	$215,993	100.0%	16,133	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of March 31, 2020 but that had not yet commenced.

Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 31, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

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Top Tenants

As of March 31, 2020, Dave & Buster’s and Burlington are no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2020:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$13,593	6.3%
Sherwin-Williams	10,001	4.6%
TJX Companies	8,231	3.8%
Best Buy	7,400	3.4%
Tractor Supply	7,113	3.3%
Dollar General	6,846	3.2%
Walgreens	6,594	3.1%
O'Reilly Auto Parts	6,375	3.0%
TBC Corporation	5,880	2.7%
CVS	5,530	2.6%
LA Fitness	5,091	2.4%
Lowe's	4,890	2.3%
Sunbelt Rentals	4,735	2.2%
Dollar Tree	4,658	2.2%
Home Depot	4,549	2.1%
AutoZone	4,049	1.9%
Wawa	3,793	1.8%
Hobby Lobby	3,733	1.7%
Mister Car Wash	3,517	1.6%
Other(2)	99,415	45.8%
Total Portfolio	$215,993	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

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Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of March 31, 2020:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent	April Rent Payments Received(2)
Home Improvement	$22,665	10.5%	100%
Tire and Auto Service	17,690	8.2%	97%
Grocery Stores	14,921	6.9%	100%
Off-Price Retail	13,539	6.3%	100%
Pharmacy	12,944	6.0%	100%
Convenience Stores	12,817	5.9%	100%
General Merchandise	12,594	5.8%	100%
Auto Parts	12,013	5.6%	100%
Dollar Stores	10,295	4.8%	100%
Consumer Electronics	8,756	4.1%	99%
Farm and Rural Supply	8,064	3.7%	100%
Health and Fitness	7,499	3.5%	26%
Restaurants - Quick Service	6,148	2.8%	82%
Crafts and Novelties	5,895	2.7%	85%
Equipment Rental	5,061	2.3%	100%
Warehouse Clubs	4,988	2.3%	100%
Health Services	4,925	2.3%	85%
Specialty Retail	4,862	2.3%	23%
Discount Stores	4,182	1.9%	61%
Home Furnishings	4,062	1.9%	59%
Theaters	3,786	1.8%	1%
Entertainment Retail	3,117	1.4%	0%
Pet Supplies	2,597	1.2%	94%
Restaurants - Casual Dining	2,426	1.1%	60%
Dealerships	2,367	1.1%	100%
Financial Services	2,075	1.0%	100%
Sporting Goods	2,020	0.9%	100%
Apparel	1,271	0.6%	23%
Shoes	1,019	0.5%	0%
Beauty and Cosmetics	661	0.3%	100%
Office Supplies	659	0.3%	61%
Miscellaneous	75	0.0%	100%
Total Portfolio	$215,993	100.0%	87%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Reflects the contractual obligations paid or committed in writing and in transit in April as a percentage of the total contractual obligations due in April for each respective sector. The Company is providing this supplemental information about April collections to assist with analysis of the potential financial impact of COVID-19. April rent payments received may not be indicative of collections in future periods.

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Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of March 31, 2020:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$16,028	7.4%
Texas	14,881	6.9%
Florida	13,432	6.2%
Illinois	12,018	5.6%
Ohio	11,422	5.3%
Pennsylvania	11,151	5.2%
North Carolina	9,545	4.4%
New Jersey	8,739	4.0%
Virginia	8,216	3.8%
Georgia	7,685	3.6%
Wisconsin	6,879	3.2%
Missouri	6,270	2.9%
New York	6,047	2.8%
Louisiana	5,872	2.7%
Other(2)	77,808	36.0%
Total Portfolio	$215,993	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

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Capital Markets and Balance Sheet

Capital Markets

During the fourth quarter of 2019, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 2,003,118 shares of common stock at an average gross price of $73.34 per share (the “2019 ATM Forward Offerings”).

During the first quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 3,373,828 shares of common stock at an average gross price of $69.00 per share (the “2020 ATM Forward Offerings,” and together with the 2019 ATM Forward Offerings, the “ATM Forward Offerings”).

On March 30, 2020, the Company settled 1,400,251 shares under the ATM Forward Offerings and received net proceeds of approximately $104.6 million. The shares were initially sold at a weighted-average gross price of $76.65 per share. The Company has 3,976,695 shares remaining to be settled under the ATM Forward Offerings that were initially sold at a weighted-average gross price of $68.49. The Company is required to settle the remaining shares under the ATM Forward Offerings by certain dates between December 2020 and March 2021.

In March 2020, the Company entered into a new $400.0 million ATM program through which the Company may, from time to time, sell shares of common stock. In addition to selling shares of common stock, the Company may enter into forward sale agreements through its ATM program. The Company uses the proceeds generated from its ATM program for general corporate purposes, including funding its investment activity, the repayment or refinancing of outstanding indebtedness, working capital and other general purposes. The 2020 ATM Forward Offerings include 204,074 shares that were sold under the Company’s new ATM program on March 30, 2020 and settled subsequent to quarter end. Inclusive of that activity, the Company had approximately $387.3 million of remaining capacity under its ATM program as of March 31, 2020.

On March 30, 2020, the Company commenced a follow-on public offering of 2,875,000 shares of common stock (the “March 2020 Equity Offering”), including the underwriters’ overallotment option, at a public offering price of $61.00 per share. The follow-on public offering closed on April 2, 2020, and the Company received net proceeds of approximately $170.4 million which were used to reduce the outstanding balance on its unsecured revolving credit facility.

Balance Sheet

As of March 31, 2020, the Company’s net debt to recurring EBITDA was 4.8 times and its fixed charge coverage ratio was 4.4 times. The Company’s proforma net debt to recurring EBITDA was 2.5 times when deducting the $170.4 million of net proceeds from the March 2020 Equity Offering and the anticipated net proceeds of $267.4 million from the ATM Forward Offerings from the Company’s net debt of $934.0 million.

The Company’s total debt to enterprise value was 26.5%. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended March 31, 2020, the Company’s fully diluted weighted-average shares outstanding were 45.6 million. The basic weighted-average shares outstanding for the three months ended March 31, 2020 were 45.4 million.

For the three months ended March 31, 2020, the Company’s fully diluted weighted-average shares and units outstanding were 45.9 million. The basic weighted-average shares and units outstanding for the three months ended

March 31, 2020 were 45.8 million.

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The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2020, there were 347,619 operating partnership units outstanding and the Company held a 99.3% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, April 21, 2020 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of March 31, 2020, the Company owned and operated a portfolio of 868 properties, located in 46 states and containing approximately 16.3 million square feet of gross leasable area. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

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For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets:
Real Estate Investments:
Land	$794,616	$735,991
Buildings	1,733,003	1,600,293
Accumulated depreciation	(135,376)	(127,748)
Property under development	5,372	10,056
Net real estate investments	2,397,615	2,218,592
Real estate held for sale, net	7,795	3,750
Cash and cash equivalents	72,091	15,603
Cash held in escrows	20,049	26,554
Accounts receivable - tenants	27,747	26,808
Lease intangibles, net of accumulated amortization of $97,183 and $89,118 at March 31, 2020 and December 31, 2019, respectively	354,685	343,514
Other assets, net	28,963	29,709
Total Assets	$2,908,945	$2,664,530

Liabilities:
Mortgage notes payable, net	$33,720	$36,698
Unsecured term loans, net	237,453	237,403
Senior unsecured notes, net	509,226	509,198
Unsecured revolving credit facility	242,000	89,000
Dividends and distributions payable	26,859	25,014
Accounts payable, accrued expenses and other liabilities	75,334	48,987
Lease intangibles, net of accumulated amortization of $20,319 and $19,307 at March 31, 2020 and December 31, 2019, respectively	27,341	26,668
Total Liabilities	$1,151,933	$972,968

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 47,002,109 and 45,573,623 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	$5	$5
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	1,856,914	1,752,912
Dividends in excess of net income	(62,542)	(57,094)
Accumulated other comprehensive income (loss)	(39,291)	(6,492)
Total Equity - Agree Realty Corporation	$1,755,086	$1,689,331
Non-controlling interest	1,926	2,231
Total Equity	$1,757,012	$1,691,562
Total Liabilities and Equity	$2,908,945	$2,664,530

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Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2020	2019
Revenues
Rental Income	$55,783	$42,345
Other	26	3
Total Revenues	$55,809	$42,348

Operating Expenses
Real estate taxes	$4,702	$3,622
Property operating expenses	2,335	1,739
Land lease expense	328	195
General and administrative	4,658	4,035
Depreciation and amortization	14,132	9,864
Provision for impairment	-	416
Total Operating Expenses	$26,155	$19,871

Income from Operations	$29,654	$22,477

Other (Expense) Income
Interest expense, net	$(9,670)	$(7,558)
Gain (loss) on sale of assets, net	1,645	3,427
Income tax (expense) benefit	(259)	170

Net Income	$21,370	$18,516

Less Net Income Attributable to Non-Controlling Interest	141	169

Net Income Attributable to Agree Realty Corporation	$21,229	$18,347

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.47	$0.49
Diluted	$0.46	$0.48

Other Comprehensive Income
Net Income	$21,370	$18,516
Changes in fair value of interest rate swaps	(33,025)	(3,405)
Realized gain (loss) on settlement of interest rate swaps	(17)	-
Total Comprehensive Income	(11,672)	15,111
Comprehensive Income Attributable to Non-Controlling Interest	109	(138)
Comprehensive Income Attributable to Agree Realty Corporation	$(11,563)	$14,973

Weighted Average Number of Common Shares Outstanding - Basic	45,436,191	37,487,851
Weighted Average Number of Common Shares Outstanding - Diluted	45,565,053	38,320,307

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Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2020	2019
Net Income	$21,370	$18,516
Depreciation of rental real estate assets	10,402	7,643
Amortization of lease intangibles - in-place leases and leasing costs	3,621	2,157
Provision for impairment	-	416
(Gain) loss on sale of assets, net	(1,645)	(3,427)
Funds from Operations	$33,748	$25,305
Amortization of above (below) market lease intangibles, net	3,809	3,276
Core Funds from Operations	$37,557	$28,581
Straight-line accrued rent	(1,637)	(1,498)
Deferred tax expense (benefit)	-	(475)
Stock based compensation expense	1,014	913
Amortization of financing costs	168	156
Non-real estate depreciation	109	64
Adjusted Funds from Operations	$37,211	$27,741

Funds from Operations per common share - Basic	$0.74	$0.67
Funds from Operations per common share - Diluted	$0.74	$0.65

Core Funds from Operations per common share - Basic	$0.82	$0.76
Core Funds from Operations per common share - Diluted	$0.82	$0.74

Adjusted Funds from Operations per common share - Basic	$0.81	$0.73
Adjusted Funds from Operations per common share - Diluted	$0.81	$0.72

Weighted Average Number of Common Shares and Units Outstanding - Basic	45,783,810	37,835,470
Weighted Average Number of Common Shares and Units Outstanding - Diluted	45,912,672	38,667,926

Supplemental Information:
Scheduled principal repayments	$230	$863
Capitalized interest	25	90
Capitalized building improvements	915	34

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

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Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2020
Net Income	$21,370
Interest expense, net	9,670
Income tax expense	259
Depreciation of rental real estate assets	10,402
Amortization of lease intangibles - in-place leases and leasing costs	3,621
Non-real estate depreciation	109
(Gain) loss on sale of assets, net	(1,645)
EBITDAre	$43,786

Run-Rate Impact of Investment and Disposition Activity	$1,160
Amortization of above (below) market lease intangibles, net	3,809
Recurring EBITDA	$48,755

Annualized Recurring EBITDA	$195,020

Total Debt	$1,026,111
Cash, cash equivalents and cash held in escrows	(92,140)
Net Debt	$933,971

Net Debt to Recurring EBITDA	4.8	x

Net Debt	$933,971
Anticipated Net Proceeds from ATM Forward Offerings and March 2020 Equity Offering	(437,765)
Proforma Net Debt	$496,206

Proforma Net Debt to Recurring EBITDA	2.5	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings and March 2020 Equity Offering

The Company has 3,976,695 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $267.4 million based on the applicable forward sale prices as of March 31, 2020. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between December 2020 and March 2021. On March 30, 2020, the Company commenced a follow-on public offering of 2,875,000 shares of common stock, including the underwriters’ overallotment option, at a public offering price of $61.00 per share. The March 2020 Equity Offering closed on April 2, 2020, and the Company received net proceeds of approximately $170.4 million which were used to reduce the outstanding balance on its unsecured revolving credit facility.

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Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2020	2019
Rental Income Source(1)
Minimum rents(2)	$51,062	$38,722
Percentage rents(2)	233	287
Operating cost reimbursement(2)	6,660	5,114
Straight-line rental adjustments(3)	1,637	1,498
Amortization of (above) below market lease intangibles(4)	(3,809)	(3,276)
Total Rental Income	$55,783	$42,345

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.

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